UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2009

INTELLON CORPORATION

(Exact Name of Registrant as Specified in its charter)

Delaware	333-144520	59-2744155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL	32822
(Address of Principal Executive Offices)	(Zip Code)

(407) 428-2800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 31, 2009, the Board of Directors (the “Board”) of Intellon Corporation (the “Company”) approved certain compensation related items for the Company’s non-employee directors as further described below, including (i) increases in the annual cash retainer payable for certain committee service; and (ii) adjustments to the Company’s equity compensation program for non-employee directors. The Board also approved a change in the membership of the Company’s nominating and corporate governance committee. The Company will provide more detailed disclosure of the following in its annual proxy statement for the required period.

Non-Employee Director Annual Retainer. Effective April 1, 2009, the Board approved an increase of $1,000 in the annual cash retainer payable to non-employee directors for service as (i) a member of the Company’s compensation committee, and (ii) chair of the Company’s nominating and corporate governance committee. After giving effect to the foregoing increases, the Company’s non-employee directors will receive the following annual cash retainer for board and committee service, payable quarterly in arrears regardless of meetings attended:

•	Board: $30,000 for each member;

•	audit committee: $15,000 for the chair and $7,500 for each other member;

•	compensation committee: $8,000 for the chair and $5,000 for each other member; and

•	nominating and corporate governance committee: $6,000 for the chair and $3,000 for each other member.

Non-Employee Director Equity Compensation. The Board also approved adjustments to the Company’s equity compensation program for non-employee directors to (i) include restricted stock units as a component of long-term equity incentive compensation, and (ii) modify the aggregate amount of equity to be granted from an amount denominated in Black-Scholes value to a specific number of shares. Under the modified program, the Company expects to grant the following equity compensation to each non-employee director:

•

for each non-employee director who becomes a member of the Board, an initial grant of 22,500 non-qualified stock options and 11,250 restricted stock units, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and annual vesting in arrears over three years with full acceleration upon disability or death or failure to be re-nominated for reelection to the Board other than at the request of the director; plus

•

for each existing non-employee director, an annual equity grant, to be made as of the date of each annual meeting of stockholders (beginning with the 2009 annual meeting) of 10,000 non-qualified stock options and 5,000 restricted stock units, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and cliff vesting as of the one (1) year anniversary of the date of grant and full acceleration upon disability or death or failure to be re-nominated for reelection to the Board at the next annual meeting of stockholders.

Notwithstanding the foregoing if, in any year, the number of shares available for grant under the Company’s equity incentive plan is insufficient to grant, in full, both (i) the annual equity grant to non-employee directors described above, and (ii) the annual long-term equity incentive grants for the Company’s officers at the targets established by the Company’s compensation committee, then the Board expects to reduce the grants to both the non-employee directors and the officers on a pro rata basis. In accordance with this policy, on the date of the 2009 annual meeting of stockholders, the Board expects to grant each existing non-employee director non-qualified stock options representing 9,600 shares of the Company’s common stock and restricted stock units representing 4,800 shares of the Company’s common stock.

The initial and annual grants described above consist of 50% non-qualified stock options and 50% restricted stock units (based on a 2:1 conversion ratio), which is equivalent to the mix previously granted to the Company’s officers. If, in the future, the compensation committee modifies the mix of non-qualified stock options and restricted stock units to be granted to the Company’s officers, the Board expects to make an equivalent adjustment to the mix granted to the non-employee directors.

Committee Membership. On March 31, 2009, the Board appointed Richard I. Goldstein, effective immediately, to serve on the Company’s nominating and corporate governance committee. Mr. Goldstein replaces R. Douglas Norby on the committee. The Board has determined that Mr. Goldstein qualifies as an “independent director” under the applicable requirements of The NASDAQ Global Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Senior Vice President and Chief Financial Officer

Date: April 3, 2009